EXHIBIT 10.14

FIRST AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This First Amended and Restated Employment Agreement (“the Agreement”), together with all other documents herein referred to, forms your Terms and Conditions of Employment and sets out particulars of the terms on which of Esportsbook Technologies Limited (“the Company”), having its registered office at 1 Terenure Place, Terenure, Dublin 6W, Ireland, employs Jim Purcell (hereinafter “you’ and / or “Employee”) as employee.

The Agreement constitutes the written statement of your terms and conditions of employment which the Company is required to give you under Section 3 of the Terms of Employment (Information) Act, 1994, together with any documentation which may be produced and distributed from time to time by or for and on behalf of the Company and which is stated as being contractually binding on you.

This First Amended and Restated Agreement of Employment Terms shall supersede and replace in full that certain Employment Agreement entered by and between the parties effective as of March 18, 2021 (“Original Agreement”). In the case of any inconsistency between the Agreement and any documentation referred to therein (including the Original Agreement), the Agreement shall prevail and supersedes and replaces and earlier statement, contract, letter or notice (verbal or written) relating to your employment with the Company.

THE EFFECTIVE DATE

Your employment commenced on the effective date of the Original Agreement and you have been continually employed with the Company as an employee since and shall continue hereafter based on the terms and conditions stated hereunder until terminated. This Agreement shall be deemed effective as of full execution hereof (“Effective Date”) and executed as of the mutual date of execution hereinbelow.

JOB TITLE

You are employed as Chief Financial Officer (“CFO”) and Managing Director of the Company and as CFO of Esports Technologies, Inc, a Nevada corporation, parent of Company (“EBET”) and your duties will be as advised by the CEO of EBET. Your duties may be modified from time to time to suit the needs of the business.

APPLICABLE LAW

The terms and conditions of your employment shall be governed by and interpreted in accordance with the laws applicable to the Republic of Ireland and the parties shall submit to the exclusive jurisdiction of the Courts and Tribunals of Ireland.

PLACE OF WORK

Your normal place of employment will be working from your home office at 128b Kimmage Road, Lower Harold’s Cross Dublin D6WNY24. However, you also agree to work at any Company place of business on a temporary or permanent basis as the Company or the Company may reasonably require. You will also be prepared to undertake any reasonable travel on business which is deemed necessary by the Company or the Company.

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As this is a homeworking arrangement you agree to complete a self-certification risk assessment confirmation in respect of the suitability of your home as a workplace and to comply with the Company’s policy on homeworking. You further agree to notify your home insurance provider that you will be working from home and to make the necessary amendments to your insurance policy to ensure that the Company is indemnified against any claims in respect of your homeworking arrangement including but not limited to personal injuries.

However, the Company reserves the right and by signing this agreement you hereby agree to carry out your work, either on a temporary or permanent basis, at such location as the Company may reasonably require from time to time.

The Company reserves the right to change the place of your employment, in which event you will be given four weeks’ notice.

HOURS OF WORK

Your normal hours of work are 8 per day, 40 per week, 10.00 a.m. to 6.00 p.m. Monday to Friday. You will receive appropriate unpaid rest breaks depending on the length of your shift and in accordance with the Organisation of Working Time Act 1997.

From time to time, you may be required to travel and/or work such additional time outside normal core hours as may be required to complete your responsibilities without additional remuneration, holidays or leave.

MINIMUM REST PERIODS

As part of your employment, and in accordance with the Organisation of Working Time Act, if you work more than 4.5 hours you will be entitled to a 15 minute unpaid rest break each day. If you work for more than six hours you will be entitled to a 30 minute unpaid rest break each day (which may be inclusive of the previous 15 minute break). As part of your employment you will also be entitled to a daily rest period of 11 consecutive hours in a 24 hour period and a weekly rest period of 24 consecutive hours per seven days, following a daily rest period. Should you fail to receive your breaks or rest periods you should notify the CEO or the Company in writing, within one week and they will seek to ensure you are afforded this as soon as possible. Breaks over and above Minimum entitlements are specified in the ‘Hours of Work’ section and are further set out in the Organisation of Working Time Act 1997.

REMUNERATION

You base salary for so long as you are employed hereunder shall be Two Hundred Thirteen Thousand and Four Hundred Euro (€213,400) per annum as compensation to be paid in regular payments, in accordance with Employer’s salary payment procedures as in effect from time to time. This salary has been approved by the Compensation Committee of the Board of Directors of Company (“Committee”) and shall be reviewed from time to time during the Term of this Agreement by the Committee.

Your salary is subject to deduction of tax, USC, PRSI and any other deductions required by law or provided for under this agreement. In accordance with section 23 of the National Minimum Wage Act, 2000, you may request a written statement of your average hourly rate of pay for any pay reference period falling within the previous 12 months. For the purposes of the National Minimum Wage Act, the pay reference period is a calendar month.

You are not entitled to payment for additional hours as this is reflected in your current salary. The Company will ensure at all times that its obligations under National Minimum Age regulations are met.

BENEFITS

Your salary amount includes an additional €1,000 per month health care and benefit stipend, which will be paid with your monthly salary payments. The company has complete discretion to manage, adjust or withdraw these amounts. This stipend will no longer be made, if the company provides adequate health care and benefits package to their employees.

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1.	Option Grant. For the avoidance of doubt and as confirmation of same, on the effective date of the Original Agreement, you were granted an option, to purchase 280,000 shares of Company common stock at an exercise price of USD$2.00 per share (the “Option Grant”). The Option Grant has a term of 7 years and vests (provided Employee remains continuously employed by Company on and does not resign or your employment is terminated prior to each such vesting) in equal increments of 70,000 each over the four annual anniversary dates commencing after the first full year subsequent to the effective date of the Original Agreement. The Option Grant has been made pursuant to the Esports Technologies, Inc. 2020 Stock Plan, and shall in all respects be subject to the terms and conditions of such plan. The Option Grant and any and all shares issued pursuant to any exercise of same shall be subject at all times to the share restrictions that are outlined in Exhibit A attached hereto.

2.	Bonus Eligibility:

a.	For the avoidance of doubt and confirmation only, you were paid a cash bonus of €45,000 upon the listing of EBET on the NASDAQ. This bonus event has occurred and said bonus has been paid in full.

b.	Commencing on the Effective Date hereof, you will be entitled to a performance bonus of 40% of your base salary based on key performance indicators set by EBET and its Compensation Committee of the Board of Directors and as the Company and/or Company may in its absolute discretion determine from time to time. The terms of the bonus plan will be provided by and discussed with the EBET CEO. The Company and/or Company reserve the right to amend the terms of this bonus structure at its absolute discretion.

3.	RSU Grant: Contemporaneous with the execution of this Agreement, Employee will receive a restricted stock unit award (the “RSU Grant”) for 20,000 of the Company’s shares of common stock subject to vesting in accordance herewith. The RSU Grant shall vest in four equal tranches of 5,000 RSU’s each, vesting on each annual anniversary date of this Agreement and commencing on the Effective Date hereof and for the four annual anniversary dates thereafter and provided Employee is employed on each such vesting date. The foregoing grant shall be made pursuant to the Company’s 2020 Stock Plan and an RSU Grant Agreement, and shall in all respects be subject to the terms and conditions of such plan and agreement.

The terms of your employment shall not be affected in any way by your participation or entitlement to participate in any long-term incentive plan or share option scheme. Except for the above, such schemes and/or plans shall not form part of the terms of your employment (express or implied). In calculating any payment, compensation or damages on the termination of your employment for whatever reason (whether lawful or unlawful) which might otherwise be payable to you, no account shall be taken of your participation in any such schemes and/or plans or any impact upon participation such termination may have. The Company reserves the right to withdraw or vary any such plans or schemes at its absolute discretion and your participation in any such schemes or plans is a privilege rather than a contractual entitlement.

Notwithstanding the foregoing, the vesting of the entirety of the Option Grant referenced hereinabove will accelerate and occur upon any acquisition or merger transaction whereby a change of control of the shareholders of EBET occurs. For the avoidance of doubt, the term “change of control” shall mean a change of more than 50% of the beneficial ownership of the total issued and outstanding EBET common stock shares.

ANNUAL HOLIDAYS

Your holiday year begins on 1st January and ends on 31st December each year. If you work for at least 1365 hours during the holiday year you will receive a paid holiday entitlement of five of your working weeks during the complete holiday year. Alternatively you will receive a paid holiday entitlement of 8% of the total hours worked in the leave year, subject to a maximum of four of your working weeks. You must remain in employment with the Company for the complete holiday year to avail of the full entitlement.

For part years of service your entitlement will be calculated as 1/52nd of the annual entitlement for each completed week of service during that holiday year.

Conditions relating to the taking of annual holidays are shown in the Employee Handbook to which you should refer.

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PUBLIC HOLIDAYS

In addition to the annual holiday entitlement you are allowed the following public/bank holidays each year with pay or alternative days as decided by us:-

New Year's Day	The first Monday in August
St Patrick's Day	The last Monday in October
Easter Monday	Christmas Day
The first Monday in May	St Stephen's Day
The first Monday in June

For full time workers there is no service requirement in respect of benefits for Public Holiday entitlements, for part time workers you must have worked 40 hours in the preceding five weeks to the Public Holiday to benefit from the Public Holiday entitlement. If you are not required to work on one of the above days, and it is a day you do not normally work, you will receive one fifth of your last normal weekly wage for that day. In the event of you working on one of the above days, in addition to basic pay for the hours worked, you will either be paid an additional days pay calculated on the basis of the number of hours worked on your last working day before the Public Holiday or you will receive the appropriate time off in lieu, at our discretion. The date when time off in lieu is taken must be mutually agreed with us.

JOB FLEXIBILITY

It is an express condition of employment that you are prepared, whenever necessary, to transfer to any alternative departments or duties either on a temporary or permanent basis within our business. This flexibility is essential as the type and volume of work is always subject to change, and it allows us to operate efficiently and gain maximum potential from our work force. This may also include performing services for and on behalf of one or more of the Company's affiliated entities.

SICKNESS PAY AND CONDITIONS

There is no contractual sickness/injury payments scheme in addition to state benefit save unless otherwise provided for by Statute.

In case of sickness or other incapacity for work, you must comply with the Company's policy from time to time in force, regarding notification and medical certification. Failure to do so may result in disciplinary action and/or termination of sick pay (if applicable).

The Company reserves the right to have you medically examined by a doctor and/or medical consultant at any time during employment. By signing this Agreement you agree that any information or report arising from such examination shall be disclosed to the Company and that the Company is entitled to make relevant determinations based on the advice of its nominated doctor and/or consultant.

Failure to attend at a medical examination when requested to do so may result in disciplinary action and/or termination of sick pay (if applicable).

The Company has issued to you and will be issuing from time to time an updated Employee Handbook, and Employee agrees to those policies will be part of his agreement with the Company so long as they do not contradict the terms set forth in this Agreement.

NOTICE OF TERMINATION TO BE GIVEN BY THE COMPANY

120 days advance notice in writing (Company may elect to make an up front lump sum payment of Employee salary for said 120 day period upon notice of termination and immediately dismiss Employee upon payment of same).

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NOTICE OF TERMINATION TO BE GIVEN BY EMPLOYEE

Under 13 weeks service - Nil.

13 weeks service or more - 4 weeks.

We reserve the contractual right to give pay in lieu of all or any part of the above notice by either party. Notice will be effective on the day that it is given.

If the Company terminates your employment other than in accordance with its rights, any entitlement to damage for the breach of contract will be assessed on normal common law principles (including your obligation to mitigate your loss). In the event of notice by either party, the Company may request you to take "garden leave" and not to attend for work or perform duties during all or part of the notice period. During that time you will continue to be employed by the Company and continue to owe duties of fidelity and good faith to the Company, but you will no longer continue to vest into any shares pursuant to any agreements with the Company. You will remain bound by the terms of this Agreement and shall not be entitled to enter into any other employment.

TRAINING AGREEMENT

As part of your employment, you may receive training from external providers from to time. Should your employment with the Company end within one year of receiving such training you may be required to re- pay the Company a portion of the cost of providing such training. Further details are provided for in the Training Agreement.

NON – DISPARAGEMENT

You acknowledge that the Company and each affiliated entity would be irreparably damaged if you were to take actions that would damage or misappropriate the goodwill of the Company and/or the affiliated entity. Accordingly, you agree during the Term of Employment and at all times thereafter not to take any actions or to make, publish or endorse any statements or communications to any third party (whether verbal or in writing) that: (i) disparage, defame, ridicule, criticize, or are derogatory or otherwise reflect adversely upon, the Company and/or each affiliated entity, and their respective businesses, services, products (including, without limitation, shows and other media content produced and/or distributed by the Company and/or each affiliated entity, and the host talent and guests related to such shows and content), managers, directors, members, contractors or employees (in their capacity as such); and/or (ii) could reasonably be expected to cause injury to the relationships between the Company and/or each affiliated entity and their respective customers, subscribers, vendors, advertisers, suppliers, distributors, employees, contractors, consultants or other business associates. The limitations in this paragraph apply to any and all statements and communications, including, but not limited to, any statements and communications made via websites, blogs, and postings to the Internet, or e-mail messages, whether or not they are made anonymously or through the use of a pseudonym. However, the limitations in this paragraph do not apply to truthful statements made in connection with the legal process, governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), or in connection with statutorily privileged statements made to governmental or law enforcement agencies relating to rights protected under Irish law; provided that when possible, any public records or filings in connection with such legal process, governmental testimony, filings, administrative or arbitral proceedings, and statements made to governmental agencies in connection therewith, shall be made on a sealed or other confidential basis and made subject to a protective order. For the avoidance of doubt, nothing in this Agreement shall prevent you from making a protected disclosure under the Protected Disclosures Act 2014.

PERSONAL RETIREMENT SAVINGS ACCOUNT (PRSA)

There is a personal retirement savings account (PRSA) scheme applicable to your employment, details of which are available separately. The Company does not contribute to PRSA. The Company does not operate a pension scheme to which you have access.

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RESTRICTIVE COVENANTS

You confirm that you have read, understood and agree to the terms and conditions of the Restrictive Covenants Agreement which has been provided to you separately.

You further confirm that any breach by you of the provisions of the Restrictive Covenants Agreement will be regarded by the Company as a serious disciplinary matter and may, if committed while you are employed by the Company, result in disciplinary actions being taken against you up to and including dismissal without notice.

INTELLECTUAL PROPERTY

You confirm that you have read, understood and agree to the terms and conditions of the Restrictive Covenants Agreement which has been provided to you separately.

You further confirm that any breach by you of the provisions of the Restrictive Covenants Agreement will be regarded by the Company as a serious disciplinary matter and may, if committed while you are employed by the Company, result in disciplinary actions being taken against you up to and including dismissal without notice.

DATA PROTECTION

Details of how and why the Company processes your personal data are contained in the Company's data protection policy and Privacy Notice. You will be asked to acknowledge receipt of the data protection and Privacy Notice.

The Company also has a data protection policy which is applicable to all employees. For further information on data protection procedures and processes please refer to the data protection policy.

The Company reserves the right to change, replace or withdraw its data protection policy at any time and you are required to comply with all policies and procedures in force from time to time. Failure to comply with the data protection policy may lead to disciplinary action, up to and including dismissal.

RETIREMENT AGE

The normal retirement age in our Company is in line with State Pension Age.

SAFETY

We take our obligations regarding the safety, health and welfare of our employees seriously and in this regard your attention is drawn to our Safety Agreement which is available on the premises.

DEDUCTIONS FROM PAY

For the purpose of the Payment of Wages Act 1991, as amended, the Company shall be entitled to deduct from your salary or other payments due to you any sums which you may owe to the Company at any time (including but not limited to overpayment of wages, holiday pay, expenses, or sick pay, if applicable).

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You confirm that you have read, understood and agree to the policies in relation to deductions from pay, and agree that the Company may make deductions in line with the procedures set out in the Employee Handbook and the Deductions from Pay Agreement.

MISCELLANEOUS

Unless the context otherwise requires, words denoting the singular include the plural and words denoting the masculine include the feminine and vice versa.

No failure or delay by the Company in exercising any remedy, right, power of privilege under or in relation to this agreement or at law shall operate as a waiver of the same nor shall any single or partial exercise of any remedy, right, power or privilege preclude any further exercise of the same or the exercise of any other remedy, right, power or privilege.

This agreement contains the entire agreement between the parties. All previous agreements, understandings, assurances, statements, promises, warranties, representations or misrepresentations (whether written or oral) between the parties are superseded by this agreement including the Original Agreement.

If any provision of the agreement should be declared void or unenforceable by a court of administrative body of competent jurisdiction, the validity of the remaining provisions shall not be affected.

The information contained in this agreement constitutes a written statement of particulars of your employment with the Company in accordance with the requirements of section 3 of the Terms of Employment (Information) Act 1994 to 2014.

AMENDMENTS TO TERMS AND CONDITIONS OF EMPLOYMENT

The Company reserves the right to make reasonable amendments to your terms and conditions of employment, and will provide you with 28 days’ notice of any change coming into effect, taking into account the requirements of the business.

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I hereby verify that through signing this statement of main terms of employment I have read, understood and accept all terms and conditions in relation to my employment with Esportsbook Technologies, Limited.

I acknowledge receipt of this statement.

FOR: Esportsbook Technologies Limited

/s/ Aaron Speach

Managing Director

Effective Date:

SIGNATURE:	/s/ James Purcell	Employee

DATE:	12/22/2021

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EXHIBIT A

As such, the undersigned hereby agrees that, the undersigned will not, during the Lock-Up Period (as defined below), (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, the Shares; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Shares, in cash or otherwise; or (3) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Shares.

The “Lock-Up Period” shall mean:

From and after the date hereof and until 15 months day after the date the Common Stock is first listed for trading on a national securities exchange (such first trading day, the “Lock-Up Trigger Date”), the undersigned agrees not to sell, transfer or otherwise dispose of any Shares.

After such 15-month period and until 24 months from the closing of the IPO, such individuals and entities may sell their shares pursuant to the following criteria:

(i)	if our common stock price is over $7.00 per share for five consecutive trading days then the holder can sell up to 3% of their holdings on a monthly basis, subject to a maximum sale on any trading day of 3% of the daily volume;
(ii)	if our common stock price is over $10.00 per share for five consecutive trading days then the holder can sell up to an additional 5% of their holdings on a monthly basis, subject to a maximum sale on any trading day of 3% of the daily volume; and
(iii)	if our common stock price is over $14.00 per share then the holder is not restricted from making any sales until such time as our common stock price falls back below $14.00 per share.

In addition to the restrictions noted above, the undersigned will be limited on any trading day to selling less than 3% of the day’s trading volume.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Shares except in compliance with this lock-up agreement. The undersigned understands that in addition to the lock-up provisions of this agreement, the Shares are also subject to all any restrictions imposed by the Securities Act of 1933, as amended.

The undersigned understands that the Company relying upon this lock-up agreement in proceeding the Offering. The undersigned further understands that this lock-up agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

(Name - Please Print)

(Signature)

(Name of Signatory, in the case of entities - Please Print)

(Title of Signatory, in the case of entities - Please Print)

Address:

Date: __________________

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